Exhibit 23.1

[Letterhead of KPMG LLP]

The Board of Directors

Hawaiian Electric Industries, Inc.

We consent to incorporation by reference in this Registration Statement on Form S-8 of Hawaiian Electric Industries, Inc. of our report dated January 20, 2003 relating to the consolidated balance sheets of Hawaiian Electric Industries, Inc. and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, which report is incorporated by reference in the 2002 annual report on Form 10-K of Hawaiian Electric Industries, Inc. We also consent to incorporation by reference of our report dated January 20, 2003, relating to the financial statement schedules of Hawaiian Electric Industries, Inc. in the aforementioned 2002 annual report on Form 10-K, which is included in said Form 10-K.

Our reports refer to a change to the accounting method for goodwill and other intangible assets and for stock-based compensation.

/s/    KPMG LLP

Honolulu, Hawaii

May 20, 2003